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                                                                  Exhibit 10 (j)


                          [COMPANY LETTERHEAD]




                                  May 23, 2000



Mr. David W. Johnson
Campbell Soup Company
Campbell Place
Camden, NJ   08103

         This will confirm our agreement with you respecting your employment as the President and Chief Executive Officer of Campbell Soup Company ("Campbell").

1. Employment and Duties. You commenced employment on March 23, 2000, in accordance with the term sheet we agreed upon. The initial term of your employment will be one year from March 23, 2000, which term may be shortened at any time at the sole discretion of the Board of Directors (the "Board"). You will serve as the President and Chief Executive Officer of Campbell and will perform the customary duties of such position subject to the direction of the Board. You will devote your full time, skills and energy to the affairs of Campbell.

2. Base Salary and Benefits. In lieu of any salary for the first six months of your employment you will receive a six-month time-lapse restricted stock grant of 16,842 Campbell shares which will be delivered to you on September 22, 2000 as detailed in Section 3. After the first six-months of your employment you will be paid monthly cash payments of $83,334.00. You will be eligible for regular medical, dental, life insurance and other employee welfare benefit plans of Campbell. You will not be eligible to participate in the Campbell Soup Company Retirement and Pension Plan for Salaried Employees and any supplemental pension plans (Pension Plans). You will also not be eligible to participate in the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees and any supplemental savings plan (Savings Plans). You hereby waive your right to participate in the Pension Plans and the Savings Plans during your period of employment covered by this Agreement. You will also not be eligible to receive any benefits under Campbell's Personal Choice Program.

3.       Restricted Stock.

         (a) Award of Restricted Stock. This confirms the award to you on March 22, 2000 ("Grant Date") by the Board of 16,842 shares of Restricted Stock. The Restricted Stock is in all

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respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Campbell Soup Company 1994 Long-Term Incentive Plan, as amended (1994 Plan).

         (b) Restricted Stock Notation. A book-entry notation maintained by Campbell's stock transfer agent representing the Restricted Stock shall be made in your name. Campbell retains the right to cancel the book-entry notation until you become entitled to the Restricted Stock at the end of the Restriction Period or earlier in accordance with Section 3.(c). During the Restriction Period you are entitled to vote the shares of Restricted Stock (unless and until forfeited) represented by the book-entry notation and to receive any dividends paid on the Restricted Stock.

         (c) Restriction Period. The "Restriction Period" shall begin on the Grant Date and shall end on September 22, 2000, with you being entitled to the elimination of the restrictions on the Restricted Stock in the book-entry notation system. If you voluntarily resign during the Restriction Period, the Restricted Stock shall be paid out immediately on a prorated basis based on the portion of the Restricted Period that has elapsed to the date of your resignation. In the event of your death, disability, or termination of employment by the Board or in the event of a Change in Control of the Company, as defined in the 1994 Plan, the Restricted Stock shall 100% vest and be paid out immediately.

         (d) Withholding of Taxes. The obligation of the Company to deliver Restricted Stock at the end of the Period shall be subject to applicable federal, state and local tax withholding requirements. You may satisfy tax-withholding requirements by electing in writing to have the Company withhold a portion of the shares to be delivered. The value of the shares to be withheld shall be the mean between the reported high and low prices on the NYSE composite tape on the tax date (September 22, 2000).

4. Incentive Compensation Programs. You will not be eligible for participation in the Campbell Soup Company Worldwide Management Incentive Plan (WIN Plan) or the Long-Term Performance Program (LTPP) or any other executive incentive compensation programs of Campbell.

5. Discretionary Bonus. You will be eligible for a bonus ranging from $0 to $1,000,000 with a target amount of $625,000 for the initial six-month period of your employment beginning on March 23, 2000. This bonus will be determined at the discretion of the Board. It will be based upon specific factors to be mutually agreed upon with appropriate benchmarks. In the event of death, disability or termination of employment by the Board any earned discretionary bonus as determined by the Board would be paid on a prorated basis. In the event of a Change in Control, as defined in the WIN Plan, the target bonus amount of $625,000 would be paid on a prorated basis. If you voluntarily resign, without the consent of the Board, during the initial six-month period, you forfeit any right to any earned discretionary bonus. If your employment continues beyond the initial six-month period, a discretionary bonus arrangement will be developed for such period.

6. Pension. The current annual pension that you receive from Campbell will continue to be paid; however, as set forth in paragraph 2 no additional pension benefit will accrue as a result of

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your employment pursuant to this Agreement.

7. Termination. The Board may terminate your employment hereunder with or without cause at any time and you may terminate your employment hereunder at any time.

8. Automobile. Campbell will lease or purchase a top-of-the-line automobile for your use.

9.       Confidential Information and Competition.

         (a) During your employment with Campbell, you will receive and have access to confidential proprietary information about Campbell ("Information") and its worldwide business, including but not limited to, information about costs, profits, sales, marketing or business plans, existing or prospective customers, suppliers, possible acquisitions or divestitures, potential new products or markets, personnel, know-how, formulae, recipes, processes, equipment, discoveries, inventions, research, technical or scientific information and other data not available to the public, none of which is part of the general knowledge of the industry.

         (b) During and after your employment, you will not disclose, use, or appropriate Information for your own use or for the use of others, directly or indirectly, except as required in the performance of your duties to Campbell. You recognize that any unauthorized disclosure, use, or appropriation of Information would be highly prejudicial to Campbell.

         (c) In the event that your employment terminates for any reason, you shall deliver to Campbell, upon request or before your last day of employment, all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer tapes or discs, drawings, charts, photographs, slides, patents or any other form of record which contains Information created or produced for, at the direction of, or by Campbell or its employees or agents.

10. No Business Diversion. You will not, without the written consent of Campbell's chief legal officer, for one year following the termination of your employment (for any reason), either directly or indirectly, solicit, divert or take away or attempt to solicit, divert or take away, any customers, business or suppliers of Campbell whom you serviced, called upon, or solicited during your employment, or with whom you became acquainted as a result of your employment.

11. No Employee Solicitation. During your employment and for a period of one year thereafter, you will not, directly or indirectly, solicit, employ, interfere with, attempt to entice away from Campbell, or recommend for employment outside Campbell, any individual who is employed by Campbell at the time of such solicitation, employment, interference or enticement.

12.      Non-Competition.

         (a) During your employment, and for eighteen (18) months after your employment (twelve (12) months if your employment is terminated at the Board's request), you will not, directly or indirectly, own, advise, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operations, or control of, or be

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employed or be otherwise connected in any manner with, any business which directly or indirectly competes (as defined in subparagraph 12(b)) with in any part of the world, the business of Campbell or its subsidiaries or affiliates (collectively "Campbell Companies"), as conducted or planned by Campbell Companies during your employment.

         (b) "Competes" as used in this Agreement means engages in, or plans to engage in, the production marketing or selling of any product or service of any person or organization, other than Campbell Companies, which resembles or competes with a product or service of Campbell Companies (or a product or service which, to your knowledge, was under development by Campbell Companies) during your employment.

         (c) Except as prohibited in paragraph 12(a), this Agreement will not preclude you from ownership of less than 1% of the outstanding shares of any class of shares of any corporations listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ.

         (d) You acknowledge that any employment or relationship in violation of this Agreement would necessarily require you to use or rely on Information to which you became privy during the course of your employment with Campbell.

13.      Enforcement of Agreement.

         (a) You agree that the restrictions in this Agreement are necessary to protect the legitimate interests of Campbell, and impose no undue hardship on you. You further agree that the breach or threatened breach of any provisions of this Agreement will result in irreparable injury to Campbell, for which there is no adequate remedy at law. Your consent to the issuance of any restraining or preliminary order or injunction which arises from, directly or indirectly, any use, disclosure or conduct by you in violation of this Agreement. You agree that, if Campbell prevails in any suit or proceedings under this Agreement, you will pay Campbell all of Campbell's attorney fees, costs and expenses incurred in connection with such suit or proceeding or the enforcement of Campbell's rights under this Agreement, regardless of whether the scope of the no-compete is reformed by the court.

         (b) This Agreement and all terms of your employment shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles. Each party irrevocably agrees that any legal proceedings arising out of, or relating to the subject matter of this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court of New Jersey, Camden Vicinage. Each party irrevocably consents to such jurisdiction and venue.

14. Survival. This Agreement shall survive the termination of your employment for any reason.

15. No Continuation of Employment. This Agreement does not impose on Campbell any obligation to retain you in its employ. To the contrary, you are an employee-at-will.

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16.      Reform of Agreement. No provision of this Agreement may be amended or waived unless agreed to in writing and signed by the chief legal officer of Campbell Soup Company. The failure to exercise, or delay in exercising any right, power or remedy under this Agreement shall not waive any right, power or remedy which Campbell has under this Agreement.

17. Severability or Reform by Court. In the event that any provisions of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provisions shall be reformed so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

18. Entire Agreement. This Agreement constitutes the entire understanding between the parties to this Agreement. This Agreement supersedes all prior agreements, understandings, and arrangements, oral or written, between the parties with respect to the subject matter of this Agreement. The parties acknowledge that this Agreement was entered into in the State of New Jersey.

19.      Agreement Subject to Other Matters. This Agreement is subject to:

         (a) Your completion of a full medical examination and a report thereon of your good health satisfactory to Campbell, including testing for controlled substance abuse; and

         (b) Confirmation satisfactory to Campbell of your entitlement to continue to reside and work in the United States under applicable United States immigration and naturalization laws.

         Please acknowledge your agreement with the foregoing by signing and returning to me the enclosed copy of this letter.

                                       Sincerely,


                                       /s/ Philip E. Lippincott
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                                       Philip E. Lippincott
                                       Chairman


Agreed:


       /s/ David W. Johnson
       --------------------

Date:      May 25, 2000


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